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                                                                    EXHIBIT 23.3



                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
FirstSense Software, Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-3 of Concord Communications, Inc. of our report dated April 5, 2000, with respect to the balance sheets of FirstSense Software, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K/A of Concord Communications, Inc. dated February 4, 2000 and filed on April 19, 2000 and in the Form 8-K/A of Concord Communications, Inc. dated April 25, 2000 and filed on May 2, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.


/s/  KPMG LLP
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Boston, Massachusetts
April 27, 2000